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                             FOR IMMEDIATE RELEASE
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               ISECURETRAC CLOSES ACQUISITION OF TRACKING SYSTEMS

   TRANSACTION EXPANDS CUSTOMER BASE, SERVES AS PLATFORM FOR FURTHER GROWTH


         OMAHA, Neb.- September 4, 2003-iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in the development of global positioning systems (GPS) for tracking and monitoring, announced today that it has closed the acquisition of Tracking Systems Corporation, based in Harrisburg Pennsylvania. The share exchange agreement called for the acquisition of all outstanding shares of Tracking Systems stock along with the assumption of outstanding debt. The Board of Directors of both companies approved the transaction as well as the shareholders of Tracking Systems Corporation.

         "We are moving quickly to integrate the two companies and to take advantage of the many synergies that present themselves in this merger. We will combine operations where appropriate and take advantage of the economies of scale in all areas,"said Jim Stark, President of iSECUREtrac Corporation. "With the addition of 200 plus customers, our tracNET24 GPS tracking system sales opportunities increase dramatically. The combined companies now offer a full line of offender monitoring products to the criminal justice industry and we plan to take advantage of every opportunity that we can," Stark added.

ABOUT ISECURETRAC
iSECUREtrac Corp. is an information services and technology company providing advanced solutions for the mobile tracking of individuals. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

SAFE HARBOR
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

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                          INVESTOR INFORMATION CONTACT:

American Financial Communications         Salzwedel Financial Communications
Terry McGovern/Richard Carpenter          Jeff Salzwedel/Phil Agrue
tlmcg2@aol.com                            (503) 638-7777
(510) 597-4200

CORPORATE COMMUNICATIONS:
James Stark, iSECUREtrac
jstark@isecuretrac.com
(402) 537-0022
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